For the fiscal period ended 6/30/05
File number 811-5186

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  American Skandia Trust - AST Goldman, Sachs & Co.

1.   Name of Issuer:
	Dolby Laboratories Inc.

2.   Date of Purchase
	2/16/05

3.   Number of Securities Purchased
	42,600

4.   Dollar Amount of Purchase
	$766,800.00

5.   Price Per Unit
	$18.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Morgan Stanley Co. Inc. New York

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Morgan Stanley
Goldman, Sachs & Co.
Dams Harkness
William Blair & Company